Exhibit 99.9

                    ECSI CEO Audio Interviews and Highlights

Clifton, NJ -- August 12, 2004 - Electronic Control Security, Inc. (OTC BB:EKCS) a leading provider of perimeter security solutions to governments and corporations worldwide, today announced its CEO, Arthur Barchenko, was interviewed by reporters for the Wallstreetreporter.com and Ceocast.com.These interviews are available for listening for five days at www.wallstreetreporter.com and www.ceocast.com.

Highlights of the interviews were:

      o     ECSI's participation in the $498,000,000 IBDSS Air Force program.

      o ECSI was recently awarded a $4.3 million contract for fiscal 2005 under the IBDSS program to secure Tinker Air Force Base.

      o ECSI's customers include over 30 nuclear power stations, NASA, strategic petroleum reserves, DOD, DOE and other government installations overseas.

      o Demand for the company's homeland security products has increased dramatically from last year.

      o Sales pipeline of proposals and customer projects over the next 5 years is up from $30 million to $300 million in potential deals. This is the largest pipeline in company history due to high terror threat to energy, military, government, and corporations worldwide.

      o ECSI announced $5.8 million in orders for fiscal 2005 and anticipates revenue in the range of $11 million for the fiscal year ending June 30, 2005.

About ECSI

ECSI is recognized as a global leader in fully networked and integrated perimeter intrusion detection security sensor systems and an effective ISO 9001:2000 quality provider for the Department of Energy, the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment, inclusive of threat, vulnerability and criticality factors, allows ECSI to determine and address the security needs of site-specific government and commercial-industrial installations. The company has teaming agreements with ManTech International Co., ADT Federal Systems, ARINC, SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for more information on ECSI and its customers please go to www.anti-terrorism.com

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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-755-3181
jlipman@lipmangrp.com


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